                                  Exhibit 99.03

NEWS RELEASE
     [GST TELECOMMUNICATIONS LOGO]
------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE
                         June 12, 2000

                  GST TO PROCEED WITH OPEN AUCTION FOR ASSETS;
                LETTER OF INTENT WITH TIME WARNER TELECOM EXPIRES

(VANCOUVER, Wash.) GST Telecommunications, Inc. (Nasdaq: GSTXQ), an Integrated Communications Provider (ICP) in California and the western United States, today announced that it is no longer proceeding pursuant to the Letter of Intent with Time Warner Telecom Inc. (Nasdaq: TWTC) that had been addressed in the Company's news release dated May 17, 2000. Instead, GST intends to proceed with an open auction for substantially all of its assets. With the support of the Official Committee of Unsecured Creditors appointed in its bankruptcy case, the Company will seek approval today of open bid procedures from the District Court for the District of Delaware with jurisdiction over the Company's bankruptcy proceedings.

The Company also announced that, with the support of the Official Committee of Unsecured Creditors, it will seek authorization from the District Court to implement an Employee Retention Plan. The Company has developed the Plan, with the input of the Committee, to create an incentive and reward for certain of its employees to stay with the Company during the Chapter 11 process.

 "Given the interest shown by a number of other bidders, the Committee's commitment to support the Company's efforts to arrange for financing, and the Committee's support of an open auction process, we believe we are taking the right step in proceeding with an open auction," stated Tom Malone, acting chief executive officer of GST. "We appreciate Time Warner Telecom's interest and hope Time Warner Telecom will continue its due diligence and submit a bid as part of the auction process. The support of the Committee and the interest of various bidders strengthens our belief that GST has a valuable network, skilled and dedicated employees and an attractive customer base."

GST Telecommunications, Inc., an Integrated Communications Provider (ICP) headquartered in Vancouver, Wash., provides a broad range of integrated telecommunications products and services including enhanced data and Internet services and comprehensive voice services throughout the United States, with a significant presence in California and the West. Visit GST's Web site at www.gstcorp.com.

This release may contain forward-looking statements which involve risks and uncertainties. Our actual results may differ materially from the projections made here. Additional factors which may affect actual results are contained in the Company's filings with the SEC, including the report on Form 10-K for the period ended December 31, 1999. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

For more information, please contact:

GST Telecommunications, Inc.
Investor & Public Relations
(800) 667-4366